Exhibit (a)(1)(I)

Text of Email Sent to Interest Holders Prior to Expiration of the Offer

OFFER TO PURCHASE YOUR LIFE PARTNERS INTERESTS

Dear

You are receiving this email because you can receive up to $________ if you tender your ______ position holder trust interests (“Trust Interests”) of Life Partners Position Holder Trust (the “Trust”) and/or IRA partnership interests (“Partnership Interests” and together with the Trust Interests, the “Interests”) of Life Partners IRA Holder Partnership, LLC (the “Partnership”) at a cash price of $0.14 per Interest, less any deductions, as further described in the Offer to Purchase. You should read the Offer to Purchase dated October 28, 2020 for more complete information about the Offer (as defined in the Offer to Purchase).

This is a reminder to let you know that the expiration date for the Offer is 5:00 p.m. New York City time on Monday, December 7, 2020. While the Offer could be further extended, you should not assume it necessarily will be.

If you wish to participate in the Offer, your completed Assignment Form, IRS Form W-9 (or other appropriate tax form), and any other required documents, must be received by Continental Stock Transfer & Trust Company, the Depositary for the Offer, no later than 5:00 p.m. New York City time on Monday, December 7, 2020. If you hold and wish to tender both your Trust Interests and your Partnership Interests, you must complete a separate Assignment Form and IRS Form W-9 (or other appropriate tax form) for each.

If you did not receive Offer materials or if you have any questions, please contact Offeror’s representatives, as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, or call (800) 266-3810.

You may also contact the representatives of Sanford Scott & Company, as follows: Mike Knowles at mbk@asmcapital.com, or call (516) 422-7101 or Seth Moskowitz at scm@asmcapital.com, or call (516) 422-7111.

Sincerely,

CFunds Life Settlement, LLC

an entity managed by Contrarian Capital Management, L.L.C.